16% Increase In First Quarter Earnings Reported By Hampton Roads Bankshares

      NORFOLK, Va., April 25 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (Nasdaq: HMPR), the financial holding company for Bank of Hampton Roads, today announced its financial results for the first quarter of 2007. Net income for the three months ended March 31, 2007 was $1,532,322, a 16.09% increase over the comparable period in 2006. Diluted earnings per share for first quarter of 2007 was $0.15 compared with $0.16 in the first quarter of 2006. Earnings per share comparisons were affected by a greater number of shares outstanding in the 2007 period.

      (Logo: http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO )

      In the third quarter of 2006, the company raised approximately $19 million in new capital through a fully subscribed rights offering of 670,000 shares of common stock and a fully subscribed public offering of 1,179,200 shares of common stock.

      First quarter 2007 profitability ratios were also affected by the increased capital. For the quarter, return on average assets was 1.28% and return on average shareholders' equity was 8.82%.

      The company achieved a new milestone in the first quarter of this year with total assets surpassing the $500 million mark to end the period at $502 million. The company's loan portfolio, its largest asset, grew $108 million, or 36.34%, from March 31, 2006 to March 31, 2007. Total loans ended the quarter at a record $404 million. Total deposits were up 13.64% to end the quarter at a record $374 million. Shareholders' equity was $71 million at March 31, 2007 compared to $49 million on March 31, 2006.

      Higher net interest income generated by the company's loan portfolio was the main factor in the increased earnings in 2007. Net interest income of $5,653,601 for first quarter 2007 was 17.74% higher than first quarter 2006. The cost of funding the company's tremendous loan growth had an impact on net interest margin which ended the quarter at 5.06%, down 18 basis points from first quarter 2006.

      Non-interest expense increased 8.72% from first quarter 2006. The increase was attributable to the costs associated with increasing the bank's lending staff during the second half of 2006 as well as a moderate increase in occupancy expense due to the costs associated with the new corporate headquarters and renovations at a number of branch locations.

      The company's credit quality remains strong. The nonperforming assets to total assets ratio was 0.33% on March 31, 2007, down 9 basis points from 0.42% on March 31, 2006. And for the fifth consecutive quarter, recoveries on loans previously charged off exceeded the amount of current period losses. Because of the company's robust loan growth, $222,000 was added to the loan loss reserve during the first quarter of 2007; the company did not make a provision for loan losses during the first quarter of 2006.

      Company President and Chief Executive Officer Jack W. Gibson commented, "Hampton Roads Bankshares will celebrate its 20th anniversary later this year and our first quarter financial results are a great way to begin our celebration. It is our goal to make 2007 a banner year for our company and to set a new benchmark for our performance going forward."

      Gibson went on to say, "We plan to move forward with our expansion plans in 2007. The designs for our new Edinburgh location are nearly complete and we hope to begin construction on the facility very soon. In addition, we are actively pursing opportunities for additional branch locations in our market. We also plan to upgrade and enhance our online banking products in the coming months."

      About Hampton Roads Bankshares

      Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com .

                         Hampton Roads Bankshares, Inc.
                              Financial Highlights
                                    Unaudited

                                                   Three Months Ended
                                                                            %
    Operating Results              March 31, 2007    March 31, 2006      Change
Interest income                      $  8,743,551      $  6,516,400       34.18%
Interest expense                        3,089,950         1,714,738       80.20%
Net interest income                     5,653,601         4,801,662       17.74%
Provision for loan losses                 222,000                --          --
Noninterest income                        923,976           914,458        1.04%
Noninterest expense                     4,033,878         3,710,437        8.72%
Income taxes                              789,377           685,782       15.11%
Net income                           $  1,532,322      $  1,319,901       16.09%

Earnings per share:
  Basic                              $       0.15      $       0.16       -6.25%
  Diluted                                    0.15              0.16       -6.25%
Book value per share                         6.92              5.89       17.49%

       Balance Sheet at
          Period-End
Total Loans                          $404,378,898      $296,605,652       36.34%
Total securities                       58,280,380        73,576,440      -20.79%
Total deposits                        374,024,493       329,122,832       13.64%
Other borrowings                       50,500,000        30,500,000       65.57%
Shareholders' equity                   71,038,056        49,173,945       44.46%
Total assets                          501,735,168       412,468,552       21.64%

        Daily Averages
Total Loans                          $390,409,560      $291,379,867       33.99%
Total securities                       58,630,433        75,243,510      -22.08%
Total deposits                        366,493,759       317,838,327       15.31%
Other borrowings                       41,567,556        32,393,333       28.32%
Shareholders' equity                   70,422,332        48,560,814       45.02%
Interest-earning assets               453,507,746       371,872,620       21.95%
Interest-bearing liabilities          313,793,037       252,074,138       24.48%
Total assets                          484,542,560       403,088,691       20.21%

       Financial Ratios
Return on average assets                     1.28%             1.33%      -0.05
Return on average equity                     8.82%            11.02%      -2.20
Net interest margin                          5.06%             5.24%      -0.18
Efficiency ratio                            61.33%            64.91%      -3.58

                                                   Three Months Ended
            Allowance for                                                    %
             Loan Losses           March 31, 2007    March 31, 2006       Change
Beginning balance                    $  3,910,943      $  3,597,497        8.71%
Provision for losses                      222,000                --          --
Charge-offs                                    --           (50,414)         --
Recoveries                                    759           169,915      -99.55%
Ending balance                          4,133,702         3,716,998       11.21%

     Nonperforming Assets
Nonaccrual loans                     $  1,583,408      $  1,735,565       -8.77%
Loans 90 days past due and
 still accruing interest                   75,196             8,790      755.47%
Other real estate owned                        --                --          --
Total nonperforming assets              1,658,604         1,744,355       -4.92%

     Asset Quality Ratios
Nonperforming assets to total
  assets                                     0.33%             0.42%      -0.09
Allowance for loan losses to
  total loans                                1.02%             1.25%      -0.23
Allowance for loan losses to
  nonperforming assets                     249.23%           213.09%      36.14

      Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed and furnished to the Securities and Exchange Commission.

SOURCE Hampton Roads Bankshares, Inc.
-0-       04/25/2007
/CONTACT: Tiffany K. Glenn, Senior Vice President and
Marketing Officer of Hampton Roads Bankshares, Inc., +1-757-217-1000/
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         /Web site:  http://www.bankofhamptonroads.com/
         (HMPR)